Exhibit 5.1
EDWARD B. WHITTEMORE
860.240.6075 DIRECT TELEPHONE
860.240.5875 DIRECT FACSIMILE
EWHITTEMORE@MURTHALAW.COM

April 30, 2013

Kaman Corporation 1332 Blue Hills Avenue P.O. Box 1 Bloomfield, CT 06002
Re:	Kaman Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Connecticut counsel to Kaman Corporation, a Connecticut corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of three million, seven hundred thousand (3,700,000) shares (the “Shares”) of common stock of the Company, par value of $1.00 per share (the “Common Stock”), consisting of: (i) 2,250,000 shares of Common Stock issuable pursuant to the terms of the Kaman Corporation 2013 Management Incentive Plan, effective as of April 17, 2013 (the “2013 Plan”); (ii) an additional 950,000 shares of Common Stock issuable pursuant to the terms of the Kaman Corporation 2003 Stock Incentive Plan (the “2003 Plan”); and (iii) an additional 500,000 shares of Common Stock issuable pursuant to the terms of the Kaman Corporation Employees Stock Purchase Plan (the “ESPP”).  The 2003 Plan, the 2013 Plan and the ESPP are collectively referred to below as the “Plans”.  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:  (i) the Registration Statement; (ii) the 2013 Plan; (iii) the 2003 Plan, as amended to date; (iv) the ESPP, as amended to date; (v) the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as currently in effect; and (vi) certain resolutions adopted by the Board of Directors of the Company relating to the 2013 Plan, the 2003 Plan and the ESPP, respectively, and the issuance of the Shares under the Plans and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company or others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition, we have reviewed such provisions of law as we have deemed necessary in order to express the opinions hereinafter set forth.

Kaman Corporation
April 30, 2013

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents.

 As to various questions of fact material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company who by reason of their positions would be expected to have knowledge of such facts.  Although we have made no independent investigation of any such facts, nothing has come to our attention which would lead us to believe that any such facts are inaccurate.

Members of our firm are admitted to the Bar of the State of Connecticut and do not purport to be experts on, or express any opinion concerning, any law other than the laws of the State of Connecticut and the federal securities laws of the United States.

Based upon, and subject to, the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that: (a) the Shares have been duly authorized for issuance by all requisite corporate action of the Company; and (b) upon (i) the effectiveness of the Registration Statement under the Securities Act, (ii) the issuance and delivery of the Shares (including proper stock certificates therefor, if requested) in the manner contemplated under each of the Plans,  and (iii) where applicable under each of the Plans, the receipt by the Company of the consideration for such issuance and delivery, the Shares will be validly issued, fully paid and nonassessable shares of capital stock of the Company.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

This opinion is rendered only as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions.  We undertake no obligation to update or supplement this opinion to reflect any changes in any of these sources of applicable law or subsequent legal or factual developments which might affect any matters or opinions as set forth herein.

Kaman Corporation
April 30, 2013

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  Except as provided in this paragraph, this opinion is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without in each instance obtaining our prior written consent.

Very truly yours,
MURTHA CULLINA LLP
By:	/s/ Edward B. Whittemore
Edward B. Whittemore
a Partner of the Firm

cc:	Richard S. Smith, Jr.

Willard F. Pinney, Jr.